EXHIBIT 22

 Subsidiaries of the Registrant

LIST OF SUBSIDIARIES

		                                              Jurisdiction of
Name                           Owned            Incorporation


Astec, Inc.                    100              Tennessee

Astec Transportation, Inc.     100              Tennessee

Heatec, Inc.                   100              Tennessee

Roadtec, Inc.                  100              Tennessee

Telsmith, Inc.                 100              Delaware

Trencor, Inc.                  100              Texas

Wibau Astec Maschinenfabrik
 GmbH                          100              Germany

Gibat Ohl
 Ingenieurgesellschaft fur
 Anlagentechnik mbH            100              Germany